FOR IMMEDIATE RELEASE	CONTACT:	James Francis 703.251.8526
JamesBFrancis@maximus.com
Date: April 21, 2021

Maximus Announces Agreement to Acquire Veterans Evaluation Services, Inc.
for $1.4 Billion
-Acquisition Drives Clinical BPO Long-term Strategy and Builds on Market Expansion-

(RESTON, Va. – April 21, 2021) ― Maximus (NYSE: MMS), a leading provider of government services worldwide, announced today that it signed an agreement to acquire the parent company of Veterans Evaluation Services, Inc. (VES) for a purchase price of $1.4 billion, subject to certain adjustments. Privately held VES serves the U.S. Federal Government and has established a strong reputation with the U.S. Department of Veterans Affairs as a leading provider of Medical Disability Examinations to determine Veterans’ eligibility for compensation and pension benefits. The proposed transaction is subject to U.S. antitrust filing requirements and customary closing conditions. The acquisition is expected to close in the Company’s third fiscal quarter.

The acquisition furthers a core element of Maximus' long-term corporate strategy to increase revenue attributable to providing independent and conflict free clinical business process outsourcing (BPO) services at scale. The acquisition also supports the Company’s ongoing strategic priority of expansion into the U.S. federal market. Further, the acquisition complements the previously announced Attain Federal combination by expanding the Company’s support of the U.S. Department of Veterans Affairs and creating new opportunities to apply digital solutions to improve citizen services.

“We welcome the employees of VES, who are leaders in serving the U.S. Department of Veterans Affairs and, together with Maximus, will continue to support our nation’s heroes, through programs and services targeted at addressing the personal, health, and employment needs of Veterans and their families,” commented Bruce Caswell, President and Chief Executive Officer of Maximus.

“We are pleased to enter into this transaction with Maximus, an organization that shares the unwavering commitment to Veterans that has always been the core of the VES mission,” said VES Founder George Turek. “We admire the Maximus organization’s high-quality reputation and track record of operating and managing large complex programs and performing mission critical functions for government agencies. Maximus brings additional resources, scale, and technology innovation that will position VES to provide enhanced service to our nation’s Veterans while maintaining industry-leading medical disability examination services.”

As a leading global provider of customer contact center operations, and case management services to governments and their citizens, Maximus also recognizes macro-trends driving demand for BPO services with a more clinically based dimension. The Company reported $535 million of revenue from assessments and appeals or 15% of total revenue in fiscal year 2020. With the addition of VES the portion of assessments and appeals revenue is expected to increase to approximately 25% of the Company’s total revenue on a pro-forma basis.

Caswell continued, “In May 2018, we established a goal to increase the portion of our revenue driven by value-add services led by credentialed health professionals and to demonstrate our ability to provide independent clinical BPO solutions at scale. The addition of VES to Maximus delivers on that commitment, and also enables us to pursue new opportunities with a wider set of federal and state customers seeking independent and conflict free clinically based services.”

Maximus – News Release Continued
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The VES business will be part of the U.S. Federal Services Segment of Maximus and is expected to generate revenue of $160 million to $175 million for the last four months of fiscal 2021. This implies an annual run rate in the range of $480 million to $525 million. The impact to earnings is dependent on the valuation of acquired intangible assets and the resulting amortization. This valuation work is in process. Due to the nature of the acquired entity and underlying contract types, the addition of VES will blend up the Company’s average margin. The transaction will have one-time expenses, including financing charges, and ongoing interest charges. As a result, the transaction is expected to be slightly dilutive for the remainder of fiscal 2021 and should be accretive in future periods.

Outlook
Maximus will provide updates to guidance on the next earnings call which is planned for May 6, 2021. This is concurrent with the reporting of the Company’s results for the second quarter of fiscal 2021 ending March 31, 2021.

Conference Call and Webcast Information
Maximus will host a conference call this morning, April 21, 2021, at 9:00 a.m. (ET).

The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)

For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.

Raymond James served as exclusive financial advisor to VES.

About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With more than 34,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.

Maximus – News Release Continued
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Forward-Looking Statements
Statements that are not historical facts, including statements about the Company’s confidence and strategies, and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties including but not limited to:
•The possibility that anticipated benefits of the acquisition may not be realized or may take longer to realize than expected
•The possibility that costs related to the Company’s integration of VES’ operations may be greater than expected and/or that revenues following the acquisition may be lower than expected
•The effect of the transaction on the ability of the Company and VES to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, including the U.S. Federal Government
•Responses from customers and competitors to the acquisition
•Results from the acquisition may be different than those anticipated
•The ultimate duration of the COVID-19 pandemic
•The threat of further negative COVID-19 pandemic-related impacts
•Delays in our core programs returning to normal volumes and operations
•The potential impacts resulting from budget challenges with our government clients
•The possibility of delayed or missed payments by customers
•The potential for further supply chain disruptions impacting IT or safety equipment
•The impact of further legislation and government policies on the programs we operate

These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2020, which was filed with the Securities and Exchange Commission on November 19, 2020, and found on maximus.com.